EXECUTION COPY

ALLIED CELL TECHNOLOGIES, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this "***Agreement***") is made effective as of the 30th day of November, 2008 (the "***Effective Date***") by and between Allied Cell Technologies, Inc., a corporation duly organized and existing under the laws of the state of Delaware (the "***Company***"), and Advanced Cell Technology, Inc. a corporation duly organized and existing under the laws of the state of Delaware (the "***Purchaser***").

Recital

The Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, Four Thousand 4,000 shares of the Company's common stock ("***Common Stock***"), no par value per share (the "***Shares***"), representing 40% of the outstanding shares of the Company, in exchange for and pursuant to the terms and conditions provided herein. The Company currently has outstanding no shares of common stock.

Agreement

In consideration of the foregoing, and the promises and covenants contained herein, the parties hereby agree as follows:

1. Sale and Issuance of Common Stock.

(a) Subject to the terms and conditions of this Agreement, in exchange for the Purchase Price, the Company agrees to issue to the Purchaser the Shares.

(b) Upon the execution of this Agreement, the Purchaser will deliver to the Company the Release Agreements, duly executed by the Purchaser, and the Company will deliver to the Purchaser a duly authorized and issued certificate representing the Shares.

2. Purchase Price.

The Purchaser shall provide the following (the "Purchase Price") in exchange for the Shares:

(a) The ongoing, uninterrupted, guaranteed use during the remainder of the current term (i.e., through April 2010) of the existing Sublease Agreement between ACT and Invitrogen Corporation (the "***Sublease***"; a copy of which is attached as Exhibit A; Invitrogen Corporation being the successor in interest to BioReliance Corp. under the Sublease) of and access to certain facilities of the Purchaser located at Five Biotech, 381 Plantation Street, Worcester, Massachusetts (the "***Facility***") as described on the attached Schedule A to this Agreement, or in the event of a termination of the Sublease prior to the expiration of its term, then the Purchaser will provide at least 90 days' advance notice of such termination to the Company and will arrange for use of a suitable replacement facility for the work of the Company to continue. Notwithstanding the foregoing or anything contained in this Agreement, following the closing of the purchase and sale of the Shares, the Purchaser will remain solely responsible

for any and all payment obligations under the Sublease and in connection with the use of the Facility, or any substitute facility in the event of an early termination of the Sublease or following expiration of the term of the Sublease;

(b) The ongoing, uninterrupted, guaranteed right to use and access to certain equipment (the "***Equipment***") owned by the Purchaser listed on the attached Schedule B to this Agreement for three (3) years following the Effective Date. Notwithstanding the foregoing, although the Company will be provided the use of the Equipment for three (3) years following the Effective Date, all of the Equipment will continue to be owned by the Purchaser and the Company will not acquire or receive any ownership rights in or to any of the Equipment as a result of the provisions of this Agreement; and

(c) The execution by the Purchaser of releases of certain obligations, including but not limited to non-compete and confidentiality obligations, in favor of Company provided in the forms of release included at Schedule C to this Agreement (the "***Release Agreements***") for: (i) the following individuals: Shi-Jiang Lu, Feng Li, Young Chung and Katherine Holton; (ii) to the extent any are desirous of employment by the Company at any time, the following individuals: Chenmei Luo, Yordanka Ivanova, Qiang Feng and Jennifer Park; and (iii) such other individuals as the Company and the Purchaser may mutually agree upon. Notwithstanding this provision, it is expressly understood and agreed that although Purchaser will cooperate with Company in seeking the execution of the foregoing individuals to the forms of Release Agreements, Company will be responsible for obtaining the execution of the Release Agreements from such individuals and there can be no assurances that all or any of said individuals will, in fact, sign the Release Agreements. Further, notwithstanding anything contained in this Agreement or in the Release Agreements, following the closing of the purchase and sale of the Shares, the Company will be solely responsible for obtaining employment and/or consulting agreements with all of the foregoing individuals and any other individuals that the Company may desire to employ or engage to assist the Company in its operations and activities, and for any and all payment and other obligations to any of the individuals to be employed by the Company, including but not necessarily limited to the individuals listed above, that arise following the closing of the purchase and sale of the Shares.

3. Holdback Contingencies.

(a) Twenty-five percent (25%) of the Shares (i.e., 1,000 of the Shares) (the "***Facilities Holdback Shares***") shall be held by the Company until certain contingences, provided in this Section 3(a), are satisfied in full by the Purchaser or waived by the Company. Until such time as the contingencies are satisfied the Purchaser shall have voting rights with respect to the Facilities Holdback Shares; provided, however, that rights to dividends or distributions from or relating to the Facilities Holdback Shares, whether in liquidation of otherwise, of the Company will also be held in escrow by Company until such time as the Facilities Holdback Shares are released to Purchaser, at which time any and all such dividends or distributions will be paid in full by Company to Purchaser. If the following contingencies are not satisfied in full by the Purchaser or waived by the Company the Facilities Holdback Shares held pursuant to this Agreement shall be cancelled and all rights and obligations pursuant to this Agreement shall terminate: ongoing, uninterrupted access to and use of the Facility (or reasonably suitable replacement facility) and Equipment, pursuant to Sections 2(a) and 2(b),

respectively, until April 30, 2010 (the "***Initial Holdback Period***"). Following the end of the Initial Holdback Period, the Facilities Holdback Shares shall be released to Purchaser, at which time the foregoing contingencies will expire and be of no further force or effect.

(b) To the extent that the contingencies enumerated in Section 3(a) are not satisfied by Purchaser (either in full or in part), the voting rights associated with applicable number of the Facilities Holdback Shares as provided above for which such contingencies have not been satisfied shall be extinguished.

4. Indemnification.

(a) By Purchaser - The Purchaser shall hold harmless, defend and indemnify the Company and each of its officers, directors, employees and agents (each, a "Company Indemnified Party," and collectively, the "Company Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Company Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind ("Action") arising or resulting from: (i) any negligence, willful acts or omissions or breach of any term or provision of this Agreement by the Purchaser or any of its officers, directors, employees and agents, and (ii) the Company's right to use of or access to the Facility or the Equipment except and to the extent that the same results from or arises out of any negligent act or omission or willful conduct of the Company and any of its officers, directors, employees, shareholders and agents in connection with the use of or access to the Facility or the Equipment. As part of its obligations hereunder, the Purchaser shall defend any Action brought against any of the Company Indemnified Parties with counsel of its own choosing and reasonably acceptable to the Company. Should the Purchaser fail to provide a defense for the Company Indemnified Parties as required hereunder, then the Purchaser shall reimburse the Company Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the Company Indemnified Party(ies) upon receipt by the Purchaser of invoices reflecting in reasonable detail such expenses incurred by the Company Indemnified Party(ies).

(b) By Company - The Company shall hold harmless, defend and indemnify the Purchaser and each of its officers, directors, employees, shareholders and agents (each, an "Purchaser Indemnified Party," and collectively, the "Purchaser Indemnified Parties") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Purchaser Indemnified Parties in any Action arising or resulting from: (i) any negligence, willful acts or omissions or breach of any term or provision of this Agreement by the Company or any of its officers, directors, shareholders, employees and agents, and (ii) the negligent acts or omissions or willful conduct of Company or any of its officers, directors, employees, shareholders or agents in connection with Company's use of or access to the Facility or the Equipment except and to the extent that any of the aforementioned results from or arises out of any negligent act or omission or willful conduct of the Purchaser and any of its officers, directors, employees, shareholders and agents. As part of its obligations hereunder, the Company shall defend any Action brought against any of the Purchaser Indemnified Parties with

counsel of its own choosing and reasonably acceptable to the Purchaser. Should the Company fail to provide a defense for the Purchaser Indemnified Parties as required hereunder, then the Company shall reimburse the Purchaser Indemnified Parties for their out-of-pocket expenses (including reasonable attorneys' fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to the Purchaser Indemnified Party(ies) upon receipt by the Company of invoices reflecting in reasonable detail such expenses incurred by the Purchaser Indemnified Party(ies).

5. Legends. The Purchaser acknowledges and agrees that the certificate representing the Shares shall have endorsed thereon the following legend.

> THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

6. Warranties and Representations.

(A) By Purchaser - In connection with the proposed transfer of the Shares, the Purchaser hereby agrees, represents and warrants as follows:

(a) The Purchaser is an "accredited investor."

(b) The Purchaser is a Delaware corporation and has offices located in the State of Massachusetts.

(c) The Purchaser is purchasing the Shares solely for the Purchaser's own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "***Act***"). The Purchaser further represents that the Purchaser does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof; and that the entire legal and beneficial interest of the Shares the Purchaser is purchasing is being purchased for, and will be held for the account of, the Purchaser only and neither in whole nor in part for any other person, except that Purchaser may, within thirty days after the purchase of the Shares, transfer up to 20% of the Shares to persons with whom it has a pre-existing personal or professional relationship.

(d) The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and

knowledgeable decision to acquire the Shares. The Purchaser further represents and warrants that the Purchaser or the Purchaser's representatives have discussed the Company's plans, operations and financial condition with the Company's officers, have received all such information as the Purchaser or the Purchaser's representatives deem necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Shares and have received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of (i) evaluating the merits and risks of the purchase of the Shares pursuant to the terms of this Agreement, and (ii) protecting the Purchaser's interests in connection therewith.

(e) The Purchaser realizes that the Purchaser's purchase of the Shares will be a highly speculative investment, and the Purchaser is able, without impairing the Purchaser's financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on the Purchaser's investment.

(f) The Company has disclosed to the Purchaser that: (i) the sale of the Shares has not been registered under the Act, and the Shares must be held indefinitely unless a transfer of the Shares is subsequently registered under the Act or an exemption from such registration is available, and that the Company is under no obligation to register the Shares or any portion thereof; and (ii) the Company will make a notation in the Purchaser's records of the aforementioned restrictions on transfer and legends.

(g) The Purchaser understands that the Shares have not been registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon the Purchaser's investment intention and representations to the Company.

(B) By Company - In connection with the proposed transfer of the Shares, the Company hereby agrees, represents and warrants as follows:

(a) the Company is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) the Company has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) the execution, delivery and performance by the Company of this Agreement do not and will not require any consent, approval, authorization or other order of,

action by, filing with or notification to any governmental authority as a condition to the consummation of the transactions contemplated herein.

(d) the sale, transfer and delivery of the Shares by the Company to Purchaser as contemplated by this Agreement will transfer good title to the Shares to the Purchaser, free and clear of all liens, rights, restrictions or encumbrances, except for the restrictions on the Holdback Shares expressly provided for in this Agreement and in that certain Shareholder Agreement of even date herewith by and among Purchaser, Company and CHA Biotech Co. Ltd.

7. Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8. "Market Stand-Off" Agreement. The Purchaser hereby agrees that in connection with the initial public offering ("***IPO***") of the Company's common stock (the "***Common Stock***") should such offering occur, during the period of duration (not to exceed 180 days) specified by the Company or an underwriter of Common Stock of the Company following the effective date of the registration statement of the Company filed under the Act with respect to the IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. The Purchaser agrees to the terms of any form of such a stand-off agreement as approved by the Company or an underwriter of the IPO and that are also applicable to and agreed upon by other holders of Common Stock of Company.

9. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, or upon delivery to an overnight courier service addressed to the other party at the address hereinafter shown below its authorized signature or at such other address as such party may designate by ten (10) days' advance written notice to the other party. Unless otherwise required by law, such electronic notice, if sent during normal business hours of the recipient, will be effective when confirmed and if not confirmed on the next business day.

10. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each party.

11. Entire Agreement; Amendments. This Agreement, together with the agreements referenced herein and therein, shall be construed under the laws of the State of California, and constitute the entire agreement of the parties with respect to the subject matter hereof and thereof superseding all prior written or oral agreements, and no amendment or addition hereto or thereto shall be deemed effective unless agreed to in writing by the parties.

12. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

13. Arbitration. Any dispute between the parties arising out of this Agreement shall be submitted to final and binding arbitration in the City of Los Angeles, California, under the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "***AAA Rules***"), upon written notification and demand of either party. The following provisions shall be applicable to any such proceedings and shall control to the extent of any inconsistency with the AAA Rules:

(a) In the demand for arbitration, the American Arbitration Association shall be requested to submit a list of prospective arbitrators consisting of persons experienced in matters involving business contracts. In any arbitration pursuant to this Section, the award shall be rendered by a single arbitrator appointed jointly by the parties, or if the parties cannot agree to a single arbitrator within 30 days after the commencement of the arbitration proceeding, by an arbitrator appointed in accordance with the AAA Rules. For purposed of this Section, "commencement of the arbitration proceeding" shall be deemed to be the date on which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

(b) The provisions of California Code of Civil Procedure Section 1283.05 and the laws of the State of California are incorporated herein and shall be applicable to the arbitration.

(c) In making the award, the arbitrator shall award recovery of costs and expenses of the arbitration and reasonable attorney's fees to the prevailing party.

(d) Any award may be entered as a judgment in any court of competent jurisdiction. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorney's fees and costs in addition to other relief.

(e) Either party shall have the right, prior to receiving an arbitration award, to obtain preliminary relief from a court of competent jurisdiction to: (i) avoid injury or prejudice to that party; (ii) or to protect the rights of any party; or (iii) to maintain the status quo as it existed immediately prior to the dispute.

(f) Service of any notices in the course of any arbitration shall be sufficient if given as provided in the Notice Section of this Agreement.

14. Attorneys' Fees. Should any litigation or arbitration be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such litigation or arbitration. This amount shall be determined by the court in such litigation or the arbitrator in such arbitration or in a separate action brought for that purpose.

15. Post Judgment. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This

Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

16. Counterparts. This Agreement may be executed in counterparts each of which shall be an original, but all of which shall constitute one instrument.

17. Counsel. The Purchaser has had the opportunity to consult with the Purchaser's own legal counsel before executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:

Allied Cell Technologies, Inc.,
a Delaware corporation

By: ______________________

Name: Dr. Hyung-Min Chung
Title: President
Address:
c/o CHA Biotech Co., Ltd.
5670 Wilshire Boulevard, Suite 760
Los Angeles, CA 90036

for notices hereunder, with copy to:

Davis Wright Tremaine, LLP
865 South Figueroa Street, Suite 2400
Los Angeles, CA 90017
Attention: Seth D. Levy, Esq.
Fax: (213) 633-6899

Purchaser:

Advanced Cell Technology, Inc.,
a Delaware corporation

By: Wm. Caldwell IV

Name: William M. Caldwell, IV
Title: CEO
Address:
11100 Santa Monica Boulevard, #850
Los Angeles, CA 90025

for notices hereunder, with copy to:

Jeffer Mangels Butler & Marmaro, LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attention: Daniel M. Grigsby, Esq.
Fax: (310) 712-8558

SCHEDULE A

Description of Premises Made Available to the Company

The Purchaser represents and warrants that the premises described below include all portions of the Facility that have been and are being used, in whole or in part, exclusively or shared, in connection with the Hemangioblast Program (as that term is defined in that certain Exclusive License Agreement by and between Purchaser and Company of even date herewith) during two (2) years immediately preceding the Effective Date.

- Room 162 (873 square feet)
- Room 130 (297 square feet)
- An amount of shared office space

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SCHEDULE B

List of Equipment

The Purchaser represents and warrants that the equipment listed below contains all items of equipment that have been and are being used in connection with the Hemangioblast Program (as that term is defined in that certain Exclusive License Agreement by and between Purchaser and Company of even date herewith) during two (2) years immediately preceding the Effective Date.

Lab Room #162

- Two (2) inverted tissue culture microscopes (Nikon, DIAPHOT)
- One (1) research grade microscope (Olympus, BX51)
- Two (2) dissection microscopes (Nikon)
- One (1) color microscope camera (Paxcam, EDU)
- One (1) mono-color microscope camera (Qimaging, Qicam fast1394)
- One (1) laptop computer for the Color camera (HP)
- One (1) desktop computer for the mono-color camera (HP)
- Two (2) regular -20 C freezers
- One (1) under counter -20 C freezer
- Four (4) regular refrigerators
- One (1) centrifuge for cells (Fisher, 3200R)
- One (1) microcentrifuge (Eppendorf, 5415D)
- Two (2) CO_2 incubators (Sanyo and VWR)
- Two (2) tissue culture hoods
- Three (3) water baths
- One (1) Cytospin centrifuge (Wescor)
- One (1) liquid nitrogen tank
- One (1) open tissue culture hood (Nuare)
- One (1) PCR machine (Applied Biosystems, 2700)
- One (1) spectrophotometer (Shimadzu, UV-1201S)
- Two (2) electrophoresis power supply
- One (1) Microm, HM505

Lab Room 130

- Two (2) tissue culture hoods
- One (1) inverted microscope (Nikon)
- Two (2) CO_2 incubators (Napco, Queue)
- One (1) refrigerated microcentrifuge (Eppendorf 5415R)
- One (1) microcentrifuge (Biofuge Fresco)
- One (1) refrigerator
- One (1) ultra low -80 C freezer (Revco, Ultra II)
- One (1) water bath
- One (1) dissection microscope

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SCHEDULE C

Forms of Employment Release

See attached